Exhibit 99.1

Safe & Green Holdings Corp. Announces Execution of Agreement to Refinance
its Lago Vista Site for Net Proceeds of $2.0 Million

MIAMI—March 31, 2023 (BUSINESS WIRE) -- Safe & Green Holdings Corp. (NASDAQ: SGBX) (“Safe & Green Holdings” or the “Company”), a leading developer, designer, and fabricator of modular structures, today announced that the Company has executed an agreement to refinance its Lago Vista site, located on Lake Travis in the greater Austin, Texas area, via Stallion Funding, a private real estate finance company based in the area.

Paul Galvin, Chairman, and Chief Executive Officer of Safe & Green Holdings Corp. commented, “Since its initial purchase for approximately $3.5 million, the Lago Vista site’s value has experienced significant appreciation due to the tremendous growth experienced in the Austin, Texas area. As a result, we were able to refinance and increase our loan on the site at a similar interest rate, providing us with approximately $2.0 million in net proceeds, further strengthening the Company’s cash position. The new note is secured by the Lago Vista property and our mixed-use McLean site in Durant, Oklahoma.”

“We believe this transaction demonstrates the value of our real estate assets, and our ability to secure non-dilutive debt financing. Moreover, we are progressing with the planned sale of the Lago Vista site, which would further strengthen our balance sheet. Overall, we have built a highly scalable business model and remain firmly committed to minimizing dilution by leveraging our growing asset base.”

The loan transaction is expected to close on March 31, 2023. The Company will provide further updates on the site in the near future, as able.

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About Safe & Green Holdings Corp.

Safe & Green Holdings Corp., a leading modular solutions company, operates under core capabilities which include the development, design, and fabrication of modular structures, meeting the demand for safe and green solutions across various industries. The firm supports third-party and in-house developers, architects, builders, and owners in achieving faster execution, greener construction, and buildings of higher value. Safe and Green Development Corporation is a leading real estate development company. Formed in 2021, the company focuses on the development of sites using purpose-built, prefabricated modules built from both wood & steel, sourced from one of Safe & Green Holdings factories and operated by SG Echo. For more information, visit www.safeandgreenholdings.com and follow us at @SGHcorp on Twitter.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding refinancing the Lago Vista site via Stallion Funding, the loan transaction demonstrating the value of the Company’s real estate assets and ability to secure low-cost, non-dilutive debt financing, progressing with the planned sale of the Lago Vista site, remaining firmly committed to minimizing dilution by leveraging the Company’s growing asset base, closing the loan transaction on March 31, 2023 and providing further updates on the site in the near future. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to close the loan transaction on March 31, 2023 as planned, the Company’s ability to sell the Lago Vista site and leverage its asset base, the Company’s ability to spin out Safe and Green Development Corporation as planned, the Company’s ability to expand within various verticals as planned, the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Relations:

Crescendo Communications, LLC

(212) 671-1020

sgbx@crescendo-ir.com